                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                           Transamerica Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           Transamerica Corporation
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
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Notes:

                                                        Transamerica
LOGO                                                    Corporation
                                                        600 Montgomery Street
                                                        San Francisco,
                                                        California 94111
-------------------------------------------------------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           Thursday, April 25, 1996

                                  11:00 A.M.

To The Stockholders:

  The Annual Meeting of Stockholders of Transamerica Corporation will be held at the Giannini Auditorium, Concourse Level, Bank of America Center, 555 California Street, San Francisco, California, on Thursday, April 25, 1996, at 11:00 A.M., for the purpose of:

  1.Electing three directors of the Corporation to hold office for three-year terms;

  2.Electing independent auditors to audit the financial statements of the Corporation for 1996; and

  3.Acting upon a stockholder resolution if properly presented at the meeting.

  All other matters which may properly come before the meeting and any adjournment thereof will also be considered.

  Stockholders of record at the close of business on March 5, 1996 are entitled to notice of, and to vote at, the meeting and any adjournment thereof. A list of such stockholders will be available at the time and place of the meeting and, for any purpose germane to the meeting, during the ten days prior to the meeting, at the office of the Secretary of the Corporation, 600 Montgomery Street, San Francisco, California, during ordinary business hours.

                                   By Order of the Board of Directors

                                           Shirley H. Buccieri
                                                Secretary

San Francisco, California
March 18, 1996

                                PROXY STATEMENT
                                      OF
                           TRANSAMERICA CORPORATION

                             600 MONTGOMERY STREET

                        SAN FRANCISCO, CALIFORNIA 94111

INFORMATION CONCERNING THE SOLICITATION

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Transamerica Corporation of proxies to be voted at the Annual Meeting of Stockholders to be held on April 25, 1996 and at any adjournment thereof. Proxies are revocable at any time prior to exercise by written notice to the Secretary of the Corporation or upon request if the stockholder is present at the Annual Meeting and chooses to vote in person. If a proxy is properly signed and not revoked, the shares it represents will be voted in accordance with the instructions of the stockholder. If no specific instructions are given, the shares represented by the proxy will be voted for the election of directors, for Proposal 2 and against Proposal 3.

  Stockholders of record at the close of business on March 5, 1996 are entitled to vote at the Annual Meeting. On that date the Corporation had outstanding 67,615,621 shares of common stock, $1 par value, each share being entitled to one vote and each one-half share being entitled to one-half vote. A proxy given by any stockholder participating in the Corporation's Dividend Reinvestment Plan or in the Corporation's Employees Stock Savings Plan will govern the voting of all full shares held for such stockholder's account under those Plans.

  A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum. Abstentions and broker non-votes are counted as shares present in determining whether the quorum requirement is satisfied. With regard to the election of directors, if a quorum is present, a plurality vote of the shares of common stock of the Corporation present in person or by proxy at the Annual Meeting and entitled to vote will be required for the election of directors. If a quorum is present, the affirmative vote of the holders of a majority of the shares of common stock of the Corporation present in person or by proxy at the Annual Meeting and entitled to vote will be required for the election of independent auditors and approval of Proposal 3. Votes may be cast "For" or "Withheld" for each director nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals, except the election of directors. Abstentions on Proposals 2 and 3 will have the same legal effect as negative votes. Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote in their discretion on "routine" items when they have not received instructions from beneficial owners. With respect to "non-routine" items, no broker may vote shares held for customers without specific instructions from such customers. Under Delaware law, a broker non-vote will have no effect on the outcome of "non-routine" items requiring the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote thereon.

  The cost of soliciting proxies will be borne by the Corporation. The Corporation will reimburse brokerage firms, banks and other nominees, custodians and fiduciaries for their reasonable expenses incurred in sending proxy material to beneficial owners of shares and obtaining their instructions. Regular employees of the Corporation may solicit proxies personally, by mail or by telephone. In addition, the Corporation has retained Georgeson & Co., Inc. to assist in the distribution of the proxies and proxy statements for a fee estimated not to exceed $16,000 plus out-of-pocket expenses.

  The Corporation has a policy that provides for the confidentiality of stockholder proxies, ballots and vote tabulations, subject to certain exceptions. The policy also provides for the tabulation of the vote by an independent third party.

  This proxy statement, the proxy and the Corporation's 1995 Annual Report were first mailed to stockholders on March 18, 1996.

                           (1) ELECTION OF DIRECTORS

INFORMATION CONCERNING THE NOMINEES AND CURRENT DIRECTORS

  The Corporation's Certificate of Incorporation provides that the members of the Board of Directors shall be divided into three classes with approximately one-third of the directors to stand for election each year for three-year terms. The total number of directors is currently set pursuant to the Corporation's By-Laws at ten. Of this number, three members of the Board of Directors have terms expiring, and are nominees for election, at the 1996 Annual Meeting of Stockholders. Mr. Myron Du Bain, whose term as a director expires at the 1996 Annual Meeting of Stockholders, will be retiring from the Board of Directors and will not stand for re-election. Three members have terms expiring at the 1997 Annual Meeting of Stockholders and three members have terms expiring at the 1998 Annual Meeting of Stockholders. The number of directors will be reduced to nine upon Mr. Du Bain's retirement.

  Unless instructions to the contrary are given, all proxies received by the Corporation will be voted for the election of the three nominees named below as directors of the Corporation to hold office until the 1999 Annual Meeting of Stockholders and until their respective successors are elected and qualified. All of the nominees have indicated a willingness to serve as directors if elected. Should any nominee not be a candidate at the 1996 Annual Meeting, all such proxies so received will be voted in favor of the other nominees and for such substitute nominee (if any) as shall be designated by the proxies named in the enclosed form of proxy, or the number of directors may be reduced by the Board of Directors. All nominees have been recommended by the Board of Directors for three-year terms expiring at the 1999 Annual Meeting of Stockholders.

  Certain information concerning each of the three nominees for directors, and each current director in the classes continuing in office, is set forth below.

NOMINEES FOR DIRECTORS FOR THREE YEAR TERMS EXPIRING IN 1999

SAMUEL L. GINN*Director since 1989                                       Age 58

Chairman of the Board, Chief Executive Officer and a director of AirTouch Communications, Inc., a worldwide wireless telecommunications company, since 1994. He was Chairman of the Board, President, Chief Executive Officer and a director of Pacific Telesis Group, a diversified telecommunications company, from 1988 to 1994. He also serves as a director of Chevron Corporation, Safeway Inc. and Hewlett-Packard Company.

FRANK C. HERRINGER* Director since 1986                                  Age 53

Chairman of the Board, Chief Executive Officer and President of the Corporation. He has been Chairman since January 1, 1996, Chief Executive Officer since 1991 and President since 1986. He also serves as a director of all major subsidiaries of the Corporation, Pacific Telesis Group and Unocal Corporation.

CHARLES R. SCHWAB* Director since 1989                                   Age 58

Chairman of the Board, Chief Executive Officer and a director of The Charles Schwab Corporation, a discount brokerage firm. He also serves as a director of The Gap, Inc. and AirTouch Communications, Inc.

--------
* Member of the Executive Committee.

DIRECTORS CONTINUING IN OFFICE UNTIL 1997

TONI REMBE* Director since 1995                                          Age 59

Partner at Pillsbury Madison & Sutro, a law firm. She also serves as a director of American President Companies, Ltd., Pacific Telesis Group and Potlatch Corporation.

FORREST N. SHUMWAY Director since 1973                                   Age 69

Retired Vice Chairman of the Board of Allied-Signal Inc., a multi-industry company. He also serves as a director of Aluminum Company of America, American President Companies, Ltd., The Clorox Company and First Interstate Bancorp.

PETER V. UEBERROTH Director since 1984                                   Age 58

Managing Director of The Contrarian Group, Inc., a business management company, since 1989. Since 1995, he has been Co-Chairman of the Board and a director of Doubletree Corp., a hotel company. He also serves as a director of Ambassadors International, Inc. and The Coca-Cola Company.

DIRECTORS CONTINUING IN OFFICE UNTIL 1998

JAMES R. HARVEY* Director since 1975                                     Age 61

Former Chairman of the Board of the Corporation. He was Chairman of the Board from 1983 through 1995 and Chief Executive Officer from 1981 to 1991. He retired as an employee of the Corporation in 1992. He also serves as a director of AirTouch Communications, Inc., The Charles Schwab Corporation and McKesson Corporation.

GORDON E. MOORE* Director since 1981                                     Age 67

Chairman of the Board and a director of Intel Corporation, a semiconductor manufacturing company. He also serves as a director of Varian Associates, Inc. and Gilead Sciences, Inc.

CONDOLEEZZA RICE* Director since 1991                                    Age 41

Provost of Stanford University since 1993. She was Associate Professor of Political Science at Stanford from 1987 to 1989 and from 1991 to 1993. She was Special Assistant to the President of the United States on the National Security Council from 1990 to 1991 and Director of Soviet and East European Affairs on the National Security Council from 1989 to 1990. She also serves as a director of Chevron Corporation.

DIRECTOR COMPENSATION AND BENEFITS

  Directors who are not employees of the Corporation or its subsidiaries receive an annual retainer of $24,000 and a fee of $1,000 for each Board or committee meeting attended. Committee chairs also receive an annual retainer of $2,500, with the exception of the chairs of the Management Development and Compensation, the Corporate Audit and the Executive Committees, who each receive annual retainers of $3,500. Directors who are employees of the Corporation do not receive fees for their services as directors.

--------
* Member of the Executive Committee.

  Directors are eligible annually to defer receipt of $5,000 or more of their retainers and meeting fees under the Corporation's deferred compensation plan. Amounts deferred are credited with interest. The interest rate is adjusted annually and equals an average of the rate paid by ten-year U.S. Treasury Notes, plus 0% to 3%, depending on the length of the term of deferral. For amounts deferred prior to 1996, the interest rate for deferral terms of at least five years is indexed to the Moody's A Rated Corporate Bond Yield, with a premium of 2% to 4%. The time and method of payment of deferred compensation and other terms and conditions are set forth in deferred compensation elections made prior to deferral by each participating director.

  Each member of the Board of Directors who retires from the Board after serving for at least five years as a non-employee director is eligible to receive retirement benefits. The annual benefit amount will equal the individual's annual retainer fee in effect at the time of his or her retirement (exclusive of any meeting fees or fees for serving as a committee chair). Payments will be made to the director or, in the event of the director's death, his or her spouse, for a period equal to the period of time that the individual served on the Board as a non-employee director.

  Directors who are not employees of the Corporation receive stock options pursuant to The 1985 Stock Option and Award Plan of Transamerica Corporation (the "1985 Plan"). Under the 1985 Plan, each non-employee director automatically is granted a nonqualified stock option for 1,500 shares each year. All options are granted at fair market value on the effective date of the grant and generally have a term not exceeding ten years and one month. Options issued to non-employee directors are exercisable in full beginning six months after grant.

  Mr. Harvey, the retired chairman of the board and chief executive officer of the Corporation, has been retained by the Corporation to provide consulting and advisory services and to work on special assignments. Mr. Harvey agreed to make available during 1995 approximately 15% of his business time for these purposes and the Corporation paid him a total of $81,250 as compensation for rendering such services. Mr. Harvey's present consulting agreement with the Corporation expires in April 1997. Pursuant to this agreement, the Corporation is obligated to pay Mr. Harvey an additional $75,000 for his consulting and related services during 1996. In addition, he remains entitled to the use of an automobile and the reimbursement of certain expenses. Mr. Harvey also continues to serve on the Board of Directors. As a director, Mr. Harvey receives the same retainers, fees and benefits as other non-employee directors.

  See Compensation Committee Interlocks and Insider Participation on page 5 for a description of certain agreements between certain subsidiaries of the Corporation and a subsidiary of The Charles Schwab Corporation, of which Mr. Harvey is a director.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETINGS HELD

  Mr. Moore (Chairman), Ms. Rembe, Ms. Rice and Messrs. Ginn and Schwab are members of the Corporate Audit Committee of the Board of Directors. The committee recommends the engagement of independent auditors, reviews the plan and results of the audit engagement with the independent auditors, approves professional services provided by the independent auditors, reviews the independence of the independent auditors, considers the fees of the independent auditors, reviews the Corporation's annual financial statements, reviews the scope and results of the Corporation's internal auditing activities and the adequacy of internal accounting controls, and directs special investigations. The Corporate Audit Committee held four meetings in 1995.

  Messrs. Ueberroth (Chairman), Du Bain, Ginn, Schwab and Shumway are members of the Management Development and Compensation Committee of the Board of Directors. The Committee establishes corporate compensation objectives, reviews comparative studies of compensation programs to enable the Corporation to offer the competitive compensation programs necessary to attract and retain superior management and reviews and approves cash compensation arrangements and incentive plans for senior management. The

Committee also reviews, approves and administers the Corporation's Value Added Incentive Plan, stock option plans, deferred compensation plan, perquisite programs for corporate officers and similar programs. The Committee also authorizes the granting of options, restricted stock and other awards under the Corporation's stock option plans. The Committee also nominates corporate officers and reviews succession plans for senior corporate and subsidiary officer positions. The Management Development and Compensation Committee held four meetings in 1995.

  Mr. Du Bain (Chairman), Ms. Rice and Messrs. Harvey, Herringer, Schwab and Shumway are members of the Nominating Committee of the Board of Directors. The Committee recommends to the Board of Directors the Board size and criteria for qualification as a candidate for Board membership, reviews the qualifications of candidates for Board membership and directs the search for qualified candidates to fill Board vacancies that may occur from time to time. The Committee also recommends to the Board the slate of director candidates to be proposed for election by the stockholders at the annual meetings and candidates to fill vacancies which occur between such annual meetings. The Committee also recommends to the Board the establishment of, and charge of responsibilities to, various committees of the Board. The Nominating Committee held two meetings in 1995. Subject to the provisions of the Corporation's By-Laws, the Nominating Committee will consider nominees for directors recommended by stockholders. Any recommendations should be submitted in writing to the Secretary of the Corporation, 600 Montgomery Street, San Francisco, California 94111.

  During 1995, the Board of Directors held eight meetings. All the directors attended 75% or more of the meetings of the Board and committees of which they were members.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  There are no "interlocks" (as defined by the Securities and Exchange Commission) with respect to any member of the Management Development and Compensation Committee of the Board of Directors of the Corporation (the "Committee"), and the Committee consists of independent, non-employee directors.

  Mr. Schwab is a member of the Committee and is the Chairman of the Board, Chief Executive Officer and a director of The Charles Schwab Corporation, a discount brokerage firm. Transamerica Occidental Life Insurance Company, a subsidiary of the Corporation, and certain of its subsidiaries and affiliated companies (collectively "Occidental") have entered into certain agreements with Charles Schwab & Co., Inc. ("Schwab & Co."), a subsidiary of The Charles Schwab Corporation, pursuant to which Occidental issues variable annuity contracts which are marketed, distributed and administered by Schwab & Co. The compensation payable by Occidental to Schwab & Co. for such services includes a percentage of the value of the assets invested in the annuities and certain contract fees.

STOCKHOLDINGS OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table indicates, as to each director and each executive officer named in the Summary Compensation Table on page 13, and as to all directors and executive officers as a group, the number of shares and percentage of the Corporation's common stock beneficially owned as of March 5, 1996.

                                      SHARES OF             PERCENTAGE OF
                                     COMMON STOCK           COMMON  STOCK
              NAME                BENEFICIALLY OWNED    BENEFICIALLY OWNED(1)
   ---------------------------  ----------------------  ---------------------
   DIRECTORS
   Myron Du Bain                   11,267 (2)(3)                   *
   Samuel L. Ginn                   8,221 (2)(3)                   *
   James R. Harvey                 71,432 (2)(3)                   *
   Frank C. Herringer             724,917 (3)(4)(5)               1.1%
   Gordon E. Moore                 10,041 (2)                      *
   Toni Rembe                       3,568 (2)                      *
   Condoleezza Rice                 6,000 (2)                      *
   Charles R. Schwab               11,475 (2)                      *
   Forrest N. Shumway              16,242 (2)(3)                   *
   Peter V. Ueberroth              11,041 (2)(3)                   *
   EXECUTIVE OFFICERS
   Thomas J. Cusack               134,186 (4)                      *
   Richard H. Finn                345,405 (3)(4)                   *
   Edgar H. Grubb                 162,239 (3)(4)                   *
   Richard N. Latzer              177,395 (4)                      *
   All directors and executive
   officers
    as a group (20 persons)     1,899,587 (2)(3)(4)(5)           2.8%

--------
(1) Represents shares held as of March 5, 1996 directly and with sole voting and investment power (or with voting and investment power shared with a spouse) unless otherwise indicated. An asterisk indicates that the number of shares owned by the director or executive officer represents less than 1% of the outstanding shares of common stock.
(2) Includes, as to each non-employee director (except Mr. Harvey and Ms. Rembe) -5,000 shares, as to Mr. Harvey-3,000 shares, as to Ms. Rembe-1,500 shares, and as to all directors and executive officers as a group-39,500 shares, which may be acquired upon the exercise of director stock options, all of which are currently exercisable. These shares are considered outstanding for purposes of calculating each director's percentage ownership.
(3) Includes shares held by family trusts as to which each of the following directors and executive officers and their respective spouses have shared voting and investment power: Mr. Du Bain-1,667 shares; Mr. Ginn-3,221 shares; Mr. Harvey-68,432 shares; Mr. Shumway-11,242 shares; Mr. Ueberroth-6,041 shares; Mr. Finn-36,033 shares; and Mr. Grubb-6,500 shares; as to which Mr. Herringer has either sole, or he and his spouse have shared, voting and investment power-33,636 shares; and all directors and executive officers as a group-192,671 shares.
(4) Includes shares which may be acquired upon the exercise of stock options exercisable on March 5, 1996, or within 60 days thereafter, as follows:
    Mr. Cusack-129,300 shares; Mr. Finn-294,700 shares; Mr. Grubb-153,300 shares; Mr. Herringer-680,950 shares; Mr. Latzer-173,750 shares; and all directors and executive officers as a group-1,636,550 shares. These shares are considered outstanding for purposes of calculating each such current executive officer's percentage ownership. The numbers in the table also include restricted stock awards, which vest in two remaining equal annual installments commencing April 27, 1996, and as to which the executive officer has the right to vote and to receive dividends, as follows: Mr. Cusack-2,000 shares; Mr. Grubb-2,000 shares; Mr. Herringer-2,500 shares; Mr. Latzer-500 shares; and all directors and executive officers as a group-7,000 shares. The numbers in the table also include shares held under the Corporation's Employees Stock Savings Plan on December 31, 1995 and as to which the participant has sole voting and investment power, as follows: Mr. Cusack-386 shares; Mr. Finn-14,672 shares; Mr. Grubb-439 shares; Mr. Herringer-3,587 shares; Mr. Latzer-645 shares; and all directors and executive officers as a group-34,938 shares.
(5) Excludes 14,796 shares held by Mr. Herringer's spouse, as to which he has no voting or investment power and as to which he disclaims beneficial ownership.

SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors and executive officers, and persons who own more than 10% of the Corporation's common stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission.

  Based solely on the Corporation's review of the reporting forms received by it, and written representations from certain persons that no Form 5 reports were required to be filed by those persons, the Corporation believes that for 1995 all such filing requirements were satisfied.

                     (2) ELECTION OF INDEPENDENT AUDITORS

  The Board of Directors has selected Ernst & Young LLP to audit the financial statements of the Corporation for 1996, subject to the election of such firm by the stockholders at the 1996 Annual Meeting of Stockholders. Ernst & Young LLP has audited the financial statements of the Corporation annually since the inception of the Corporation in 1928. If the stockholders do not elect Ernst & Young LLP, the Board of Directors will consider the selection of other auditors.

  Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement and respond to appropriate questions.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR PROPOSAL 2.

 (3) STOCKHOLDER PROPOSAL ON REDEMPTION, OR SUBMISSION TO A STOCKHOLDER VOTE,
              OF THE STOCK PURCHASE RIGHTS PLAN ADOPTED IN 1986.

  The Corporation has been advised that a stockholder of the Corporation proposes to introduce the following proposal and statement in support thereof at the 1996 Annual Meeting of Stockholders. (The name and address of, and the number of shares held by, the proponent can be obtained upon request from the office of the Secretary of the Corporation).

    "RESOLVED: That the Shareholders of Transamerica Corp. urge that the board of directors redeem any shareholder rights plan unless the issue is approved by the affirmative vote of a majority of the outstanding shares at a meeting of the shareholders held as soon as possible."

STATEMENT OF STOCKHOLDER IN SUPPORT OF THE PROPOSAL

  "In 1986, Transamerica Corp. adopted a shareholder rights plan commonly known as a "poison pill.' Generally, we think such pills serve to insulate management from shareholder interests.

  "The drag of poison pill rights plans on the trading value of a company's stock is well documented. The Board should consider redeeming the pill as part of an effort to improve shareholder value. While the "pill' is set to expire in 1996, immediate redemption will demonstrate the Board's dedication to shareholder concerns.

  "The "pill' is an inappropriate, antiquated and unnecessary takeover device. Apologists for poison pills claim that they prevent a "midnight raid' on the company. The statute in Delaware, where our company is incorporated, provides ample protection for corporations generally.

  "Poison pills have become increasingly unpopular in recent years. Some companies have heeded shareholder concern and either redeemed their current pills (Philip Morris), promised to replace pills only with a shareholder vote (Consolidated Freightways), or at least engage in a dialogue with shareholders regarding pills (Bank of America). Since the beginning of 1990, Time Warner, United Technologies, La Quinta Inns, and Lockheed have voluntarily redeemed their poison pills. Since 1990, a majority of voting shareholders at more than 24 companies asked management to either repeal, redeem or allow a shareholder vote on poison pills. In 1994 alone, a majority of voting shareholders at Advanced Micro Devices, Community Psychiatric Centers, Intel, Ryder and Wellman, joined this list.

  "The "pill' is only one emblem of management insulation from shareholder concerns. In the past Transamerica sparked shareholder criticism because of golden parachutes adopted by management without a shareholder vote. By redeeming the "pill,' Transamerica can demonstrate its determination to improve accountability.

  "Therefore we urge a vote FOR this proposal."

STATEMENT BY THE BOARD OF DIRECTORS AGAINST THE PROPOSAL

  The Rights Plan expires by its terms this year on August 8th and the Board currently does not intend to adopt a new rights plan. To redeem the rights or to subject the plan to a special stockholder meeting given the Rights Plan's imminent expiration would cause the Corporation to incur unnecessary expense.

  The overriding objective of the Board ten years ago when it adopted the Rights Plan was the preservation and maximization of the Corporation's value for the stockholders. This continues to be the primary objective of the Board. During the ten years since the adoption of the Rights Plan, the Corporation has taken many successful actions to maximize value for its stockholders. For example, the Corporation has redeployed capital to divest low return businesses, made strategic acquisitions and returned underutilized equity capital to its stockholders through dividends and share purchases. Furthermore, last year the stockholders approved the 1995 Performance Stock Option Plan designed to strongly motivate management to achieve superior stockholder returns. The Plan includes both premium-priced options and performance-vested options, which means that options granted under that plan require that stockholders realize significant returns on their investment before management can receive any significant gains on their options. In 1994, the stockholders approved the Value Added Incentive Plan which linked compensation of management with the long-term interest of stockholders. As part of that Plan, the CEO's bonus incentive has no discretionary component and is instead tied 100% to the calculation of stockholder value-added. The Corporation has demonstrated its commitment to maximizing stockholder value and aligning management's interest with that of its stockholders.

  The Corporation's share price has significantly increased in recent years. The Corporation's ability to provide excellent returns to its stockholders is, of course, one of the most important factors in allowing the Board to effectively negotiate with any potential acquirer.

  As circumstances exist currently, the Board believes the Corporation is well positioned to continue to achieve the objectives sought to be achieved by the Rights Plan without having a rights plan in effect. If circumstances should emerge where the Board believes the Corporation should evaluate additional tools to enable it to further the interests of its stockholders, the Board will consider the desirability of a rights plan at such time, along with such other alternatives as it believes appropriate.

  The Board believes the adoption of the proposal would not be in the best interests of the Corporation's stockholders.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST PROPOSAL 3.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Program

  The Corporation's compensation program is designed to enhance stockholder value by linking a large part of the executives' compensation directly to those aspects of performance that are highly correlated with share price. The objective is to provide executives an opportunity to achieve total compensation at the 75th percentile or above for exceptional performance. The primary components of the compensation program are base salary, an annual cash bonus driven by the Corporation's Value Added performance (see below) and a long-term opportunity to participate in increased stockholder value through grants of stock options.

  Responsibilities of the Management Development and Compensation Committee

  The Management Development and Compensation Committee of the Board of Directors of the Corporation (the "Committee") was established in 1961 and since that time has consisted solely of independent, non-employee directors. The Committee reviews and approves incentive plans, executive benefit programs and perquisites. Annually, the Committee reviews and approves base salaries, bonuses and any other cash payments to executive officers and other key employees. The Committee also grants stock options and restricted stock, approves the terms of such awards and interprets incentive plans, as required. As administrator of the Value Added Incentive Plan, the Committee takes certain actions, including the establishment of target awards prior to the beginning of each plan year, and certifies in writing that performance goals are achieved prior to approving payment of awards under that plan.

  As needed, the Committee engages an executive compensation consultant to review competitive levels of total compensation, including base salary and annual and long-term incentive programs. Additionally, the consultant provides information on the value of individual option awards. The consultant conducts comparative studies, reviews proposed changes related to the Corporation's compensation program, and provides information on general compensation trends. Included in the comparator group of companies are a combination of companies in the S&P Financial Index (excluding banks and savings and loan associations) and a sampling of companies with stockholders' equity of similar size to that of the Corporation, for which data is readily available. The Committee meets without management present to discuss the Chief Executive Officer's performance, base salary and target incentive compensation.

  Elements of the Compensation Program

  The primary elements of the Corporation's compensation program for the Chief Executive Officer ("CEO") and other executive officers of the Corporation are described below.

  Base Salary

  Base salaries are reviewed annually by the Committee using competitive data provided by the compensation consultant and considering industry and national trends. Individual salaries are adjusted based on this information and the executive's performance for the preceding year and current responsibilities. On average, salaries of executive officers, including the salary of the CEO, were between the median and 75th percentile of salaries of like positions in comparator companies. The CEO did not receive a base salary increase in 1995.

  Annual Incentive Plan

  The Value Added Incentive Plan (the "Value Added Plan"), approved by stockholders in 1994, covers the CEO and other named executive officers. The Value Added Plan rewards management for both improving operating results and efficiently employing the Corporation's capital. Awards under the Value

Added Plan are based on the Corporation's actual Value Added, which is defined as the Corporation's Adjusted Net Income minus an equity charge, expressed as a percentage of the Corporation's Average Adjusted Equity, all as defined in the Value Added Plan. Such awards were the only annual incentive awards the Corporation's CEO and Chief Financial Officer ("CFO") received for 1995.

  The Corporation's Value Added for 1995 generated approximately 104% of target bonuses for plan participants, due to a combination of a 10% increase in net income and more than a 20% increase in net income per share, reflecting good operating results and careful management of capital utilized in the business. Amounts awarded to other executive officers, including the other three named executive officers, in the Summary Compensation Table on page 13, were based substantially on Value Added as described above for the CEO and CFO. Additionally, they were awarded amounts based on the performance of business units reporting to them and/or the accomplishment of certain strategic goals.

  Stock Option Awards

  The Committee believes that stock options are a superior incentive to motivate key employees to act in the best interests of stockholders. While many publicly held companies have multiple long-term incentive plans, frequently including cash, stock options, and restricted stock, or combinations thereof, stock options are the only continuing long-term incentive that the Corporation's CEO and other named executive officers receive.

  In 1995, stockholders approved adoption of The 1995 Performance Stock Option Plan (the "1995 Plan") and awards made pursuant to the 1995 Plan. The 1995 Plan is designed to strongly motivate management to achieve superior stockholder returns. Under the 1995 Plan, stockholders must realize significant returns on their investment before management can receive any significant gains on their options.

  Based on information supplied by the compensation consultant, the Committee made awards in 1995 taking into consideration a number of factors, including the competitive level of long-term incentive awards, the prospective level of total compensation, and the individual's responsibilities and ability to influence stockholder value, but not the amount or terms of outstanding previous awards. In addition to the above criteria, the number of premium priced options and performance vesting options that were awarded to the CEO and other executive officers in 1995 were determined in part based on those individuals not receiving any additional awards of such options within the three-year period 1995 through 1997 (other than in the event of a promotion).

  Based on the above considerations and as approved by the Corporation's stockholders at the 1995 Annual Meeting of Stockholders, the CEO in 1995 received premium priced options and performance vesting options under the 1995 Plan. The options have exercise prices of $60, $82 and $100 respectively, and were granted on January 26, 1995, when the closing price of the Corporation's common stock was $50.75 per share. The $82 and $100 options will vest only if during a specified period the closing price of the Corporation's common stock equals or exceeds the exercise price. The $82 and $100 options were granted with a significantly smaller number of tandem limited stock appreciation rights ("TLSARs"). These rights have a per share exercise price equal to 100% of fair market value on the date of grant and are exercisable only upon a change of control. Stock options awarded to other executive officers, including the other named executive officers, were determined in a similar fashion and were granted either with similar premium and performance vesting provisions (including TLSARs) or at not less than 100% of fair market value on the date of grant.

  The 1995 Plan, together with the Value Added Incentive Plan, strongly focuses the Corporation's senior management on delivering significant stockholder value.

  Policy Regarding Deductibility of Compensation

  Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Corporation's CEO and to each of the other four most highly compensated executive officers. The Corporation generally may deduct compensation paid to such an officer only to the extent the compensation does not exceed $1 million during any fiscal year or is "performance-based" as defined in Section 162(m). The Committee considers the net cost to the Corporation in making compensation decisions. Accordingly, the Value Added Incentive Plan, the 1985 Plan, and the 1995 Plan each have been designed or amended so that payments under those plans will qualify as performance-based compensation under Section 162(m). Thus, the Corporation will continue to receive a federal income tax deduction for such compensation.

                        Compensation Committee Members

                         Peter V. Ueberroth, Chairman
                                 Myron Du Bain
                                Samuel L. Ginn
                               Charles R. Schwab
                              Forrest N. Shumway

STOCK PRICE PERFORMANCE

  The following graph shows the cumulative total return (with dividends reinvested) of the Corporation, the S&P 500, and the S&P Financial Index* (adjusted to eliminate banks and savings and loan institutions) over the years 1991 through 1995, inclusive:


                             [GRAPH APPEARS HERE]

                                                           S&P
Measurement Period           TRANSAMERICA     S&P          FINANCIAL
(Fiscal Year Covered)        CORPORATION      500 INDEX    INDEX*
-------------------          ------------     ---------    ---------
Measurement Pt-
12/31/1990                   $100.00          $100.00      $100.00
FYE 12/31/1991               $129.08          $130.47      $144.48
FYE 12/31/1992               $162.63          $140.41      $170.39
FYE 12/31/1993               $199.33          $154.56      $192.59
FYE 12/31/1994               $181.75          $156.60      $191.03
FYE 12/31/1995               $274.76          $215.45      $284.23

                                [_]    S&P 500

            +     S&P Financial          (Diamond)     Transamerica

                             CUMULATIVE TOTAL RETURN AS OF DECEMBER 31ST
                                            OF EACH YEAR
                              (ASSUMES $100 WAS INVESTED ON DECEMBER 31,
                                                1990)
                             ------------------------------------------------
      COMPANY/INDEX           1991     1992     1993     1994     1995
-----------------------------------------------------------------------------
  Transamerica Corporation   129.08   162.63   199.33   181.75   274.76
-----------------------------------------------------------------------------
  S&P 500 Index              130.47   140.41   154.56   156.60   215.45
-----------------------------------------------------------------------------
  S&P Financial Index*       144.48   170.39   192.59   191.03   284.23

  All data for the performance graph was provided by Standard & Poor's Compustat Services.
--------
* Adjusted to exclude banks and savings and loan institutions. The adjusted index consists of the S&P Financial Miscellaneous Index, the S&P Life Insurance Index, the S&P Multi-Line Insurance Index, the S&P Property & Casualty Index and the S&P Personal Loan Index, weighted by market capitalization.

  The following tables contain specific compensation information for the Chief Executive Officer and the next four most highly compensated individuals serving as executive officers of the Corporation at December 31, 1995.

SUMMARY COMPENSATION TABLE

                                    ANNUAL             LONG-TERM
                                 COMPENSATION     COMPENSATION AWARDS
                               ----------------- ---------------------
                                                 RESTRICTED SECURITIES
   NAME AND PRINCIPAL                              STOCK    UNDERLYING    ALL OTHER
        POSITION          YEAR  SALARY   BONUS   AWARDS(1)   OPTIONS   COMPENSATION(2)
   ------------------     ---- -------- -------- ---------- ---------- ---------------
Frank C. Herringer,       1995 $975,000 $708,776            1,585,000     $103,657
 Chairman, President and  1994  975,000  561,566              150,000       73,116
 Chief Executive Officer  1993  930,000  850,000  $243,150    175,000       99,695
Richard H. Finn,          1995 $640,000 $375,000              700,000     $202,314
 Executive Vice           1994  602,000  400,167               80,000       52,584
 President, and           1993  562,339  400,000              100,000       53,842
 President and Chief
 Executive Officer of
 Transamerica Finance
 Group
Richard N. Latzer,        1995 $430,000 $300,000              155,000     $ 48,992
 Senior Vice President    1994  410,000  215,825               45,000       31,060
 and Chief Investment     1993  390,000  260,000  $ 48,630     50,000       39,032
 Officer, and President
 and Chief Executive
 Officer of Transamerica
 Investment Services
Edgar H. Grubb,           1995 $435,000 $225,874              385,000     $ 60,642
 Executive Vice           1994  411,000  182,094               40,000       50,495
 President and Chief      1993  385,404  295,000  $194,520     60,000       50,612
 Financial Officer
Thomas J. Cusack,         1995 $389,298 $296,250              500,000     $ 47,475
 Executive Vice           1994  301,500  167,000               35,000       22,240
 President, and           1993  259,276  225,000  $194,520     50,000       26,330
 President and Chief
 Executive Officer of
 Transamerica Occidental
 Life Insurance Company

--------
(1) Shares represented by restricted stock awards vest in four equal annual installments commencing one year from the date of grant provided that the executive continues to be employed by the Corporation. Dividends on restricted shares are paid currently. Restricted stock awards were made to Mr. Herringer-5,000 shares; Mr. Latzer-1,000 shares; and Messrs. Grubb and Cusack-4,000 shares, as part of a special bonus for the successful completion of the initial public offering of the Corporation's former property and casualty insurance operations. The number of restricted shares remaining unvested as of December 31, 1995, which constitutes the entire restricted stock holdings of the five named executive officers, and the value of such holdings (valued at the closing price of the Corporation's common stock for New York Stock Exchange Composite transactions on such date) was as follows: Mr. Herringer-2,500 shares, $182,200; Mr. Latzer-500 shares, $36,440; and Messrs. Grubb and Cusack-2,000 shares, $145,760.
(2) For 1995, includes (i) employer contributions under the Stock Savings Plan, a 401(k) plan: $1,125 for each of the named executive officers; (ii) employer contributions under the Stock Savings Plan Plus, a plan designed to supplement the 401(k) plan: Mr. Herringer-$68,950; Mr. Finn-$44,550; Mr. Latzer-$27,943; Mr. Grubb-$26,936; and Mr. Cusack-$23,967; (iii)
    employer contributions for additional group term life, accidental death and dismemberment, and disability insurance: Mr. Herringer-$22,545; Mr. Finn-$14,639; Mr. Latzer-$9,683; Mr. Grubb-$9,801; and Mr. Cusack-$8,769;
    (iv) above market interest on deferred compensation: Mr. Herringer- $11,037; Mr. Latzer-$10,241; Mr. Grubb-$22,780; and Mr. Cusack-$1,575; (v)
    forgiveness of a portion of the principal amount of a loan in connection with an employee's relocation and purchase of a new home (see Certain Transactions on page 16): Mr. Finn-$142,000; and (vi) reimbursement in connection with an employee's relocation: Mr. Cusack-$12,040.

STOCK OPTION GRANTS IN 1995

                                PERCENT OF                              POTENTIAL REALIZABLE
                                  TOTAL                                   VALUE AT ASSUMED
                    NUMBER OF    OPTIONS                               ANNUAL RATES OF STOCK
                    SECURITIES  GRANTED TO                               PRICE APPRECIATION
                    UNDERLYING  EMPLOYEES  EXERCISE                     FOR OPTION TERM (4)
                     OPTIONS    IN FISCAL  OR BASE    EXPIRATION DATE  ----------------------
       NAME         GRANTED (1)    YEAR    PRICE (2)        (3)            5%         10%
       ----         ----------  ---------- --------  ----------------- ---------- -----------
Frank C. Herringer   425,000       6.83%   $ 60.00   January 26, 2005  $9,635,000 $30,443,000
                     425,000       6.83      82.00   January 26, 2005           0           0
                     735,000      11.81     100.00   January 26, 2007           0           0
Richard H. Finn      200,000       3.21      60.00   January 26, 2005  $4,534,000 $14,326,000
                     500,000       8.04      82.00   January 26, 2005           0           0
Richard N. Latzer     35,000       0.56      54.50   February 27, 2005 $1,199,000 $ 3,040,000
                     120,000       1.93     100.00   January 26, 2007           0           0
Edgar H. Grubb       100,000       1.61      60.00   January 26, 2005  $2,267,000 $ 7,163,000
                     100,000       1.61      82.00   January 26, 2005           0           0
                     185,000       2.97     100.00   January 26, 2007           0           0
Thomas J. Cusack     100,000       1.61      60.00   January 26, 2005  $2,267,000 $ 7,163,000
                     100,000       1.61      82.00   January 26, 2005           0           0
                     185,000       2.97     100.00   January 26, 2007           0           0
                      50,000       0.80      82.00   January 26, 2005           0   3,763,000
                      65,000       1.04     100.00   January 26, 2007           0   5,868,000

--------
(1) Options granted with an exercise price of $54.50 become exercisable in four annual installments commencing one year from the date of grant. Options granted with an exercise price of $60.00 become exercisable in three annual installments commencing three years from the date of grant. Options granted with exercise prices of $82 and $100 will vest only if during a period of ten trading days out of any thirty consecutive trading days ending on or before January 26, 2000 (for $82 Options) or January 26, 2002 (for $100 Options) the market value of the Corporation's common stock equals or exceeds the exercise price. The $82 and $100 Options were granted with tandem limited stock appreciation rights (TLSARs) which are exercisable only upon a change of control. Each TLSAR expires on the same general terms as the related options and exercise of the TLSAR requires proportionate cancellation of the related option and vice versa. The number of shares subject to TLSARs and exercise prices are as follows: Mr. Herringer-235,000 shares, $50.75; Mr. Finn-115,000 shares, $50.75; Mr.
    Latzer-22,000 shares, $50.75; Mr. Grubb-57,000 shares, $50.75; and Mr.
    Cusack-57,000 shares, $50.75 and 32,000 shares, $60.63.
(2) Subject to the discretion of the Management Development and Compensation Committee, the exercise price and tax withholding obligations may be paid in stock.
(3) The $82 Options and $100 Options will expire earlier if they are not vested in accordance with their respective performance requirements. In certain circumstances, all options may expire earlier than the indicated dates (for example, on termination of employment).
(4) Options granted at $82 or $100 to Messrs. Herringer, Finn, Latzer and Grubb, and 285,000 of those granted to Mr. Cusack, will expire unvested under both the 5% and 10% appreciation scenarios based on the market price of $50.75 on the date of grant. Additional options granted to Mr. Cusack (50,000 at $82 and 65,000 at $100) will vest only at an assumed appreciation rate of 10%, and the Corporation's stock price would be $157.26 and $190.28, respectively, at the end of the option term for each such grant based on the market price of $60.63 on the date of grant.

  The total number of options outstanding (vested and unvested, including the $82 and $100 awards under the 1995 Performance Stock Option Plan) as of March 5, 1996 for the five named executive officers as a group and for all employees as a group represents approximately 7.6% and 19.2%, respectively, of the Corporation's outstanding common stock as of that date.

AGGREGATED OPTION EXERCISES IN 1995; OPTIONS OUTSTANDING AND VALUES AT DECEMBER 31, 1995

                                                    NUMBER OF
                                              SECURITIES UNDERLYING  VALUE OF UNEXERCISED IN
                                             UNEXERCISED OPTIONS AT   THE MONEY OPTIONS AT
                      NUMBER                    DECEMBER 31, 1995       DECEMBER 31, 1995(2)
                     OF SHARES               ----------------------- -----------------------
                     ACQUIRED      VALUE                     NOT                     NOT
       NAME         ON EXERCISE REALIZED (1) EXERCISABLE EXERCISABLE EXERCISABLE EXERCISABLE
       ----         ----------- ------------ ----------- ----------- ----------- -----------
Frank C. Herringer    16,243      $424,507     621,087    1,810,000  $21,246,000 $10,879,000
Richard H. Finn       13,572       346,222     237,200      822,500    7,671,000   5,515,000
Richard N. Latzer          0             0     132,500      222,500    4,230,000   2,273,000
Edgar H. Grubb             0             0     130,800      457,500    3,936,000   3,076,000
Thomas J. Cusack           0             0      95,550      563,750    2,836,000   2,870,000

--------
(1) The value realized is the difference between (a) the mean of the high and low prices of the Corporation's common stock for New York Stock Exchange Composite Transactions on the date of exercise and (b) the exercise price of the option, multiplied by the number of shares exercised.
(2) The value of unexercised options is the closing price of the Corporation's common stock for New York Stock Exchange Composite Transactions on December 31, 1995, $72.88, less the exercise price of the option, multiplied by the number of options outstanding.

PENSION PLAN AND SUPPLEMENTAL PENSION PLANS

  The Corporation has had a retirement plan for eligible employees since 1935. Substantially all of the Corporation's subsidiaries participate in the plan. Since applicable federal laws and the pension plan limit certain participants' retirement plan benefits to an amount less than the amount otherwise provided by the formula and prohibit certain compensation from being counted for pension purposes, the Corporation, in accordance with the terms of its Supplemental Pension Plan and SSP+ Supplemental Pension Plan, will make supplemental payments to make up those differences.

                                        YEARS OF SERVICE
                      -------------------------------------------------------------------
  REMUNERATION           10                 15                 20              25 OR MORE
  ------------        --------           --------           --------           ----------
  $  200,000          $ 39,000           $ 59,000           $ 78,000           $   98,000
     400,000            79,000            119,000            158,000              198,000
     600,000           119,000            179,000            238,000              298,000
     800,000           159,000            239,000            318,000              398,000
   1,000,000           199,000            299,000            398,000              498,000
   1,200,000           239,000            359,000            478,000              598,000
   1,400,000           279,000            419,000            558,000              698,000
   1,800,000           359,000            539,000            718,000              898,000
   2,200,000           439,000            659,000            878,000            1,098,000

  As of December 31, 1995, the named executive officers had the following years of benefit service: Mr. Herringer-17 years; Mr. Finn-17 years; Mr. Latzer-7 years; Mr. Grubb-6 years; and Mr. Cusack- 6 years.

  The table above shows the total estimated annual retirement benefits payable under all pension plans to employees, including executive officers, upon normal retirement on January 1, 1996 after selected periods of benefit service assuming such employees and their spouses elect a single life annuity rather than a form of joint and survivor or other form of annuity. If another form of annuity was selected, the benefits would generally be lower than those shown in the table.

  The pension plans currently provide for a benefit for each participant, including the named executive officers, (payable as a single life annuity) of 2% of his or her final average compensation (average compensation during the highest 60 consecutive months of his or her final 120 months of employment) less 0.4% of his or her age 65 monthly Social Security-covered compensation, with the result multiplied by years of benefit service (up to a maximum of 25 years). Under the pension plans, an executive's pensionable remuneration or covered compensation means his or her salary and target bonus under the bonus plan(s) applicable to the executive. For each named executive officer, covered compensation for 1995 was within 10% of the total Annual Compensation shown in the Summary Compensation Table on page 13 except that Mr. Latzer's covered compensation of $645,000 was 88% of the total shown in such table. Benefits earned under the pension plans' prior benefit formulas are protected to the extent they exceed benefits earned under the current formula. A participant is fully vested in his or her retirement benefit after five years of service.

SEVERANCE AGREEMENTS

  The Company has entered into severance agreements with each of the executive officers named in the Summary Compensation Table on page 13. The agreements provide that, if the executive is terminated other than for cause, retirement or disability within three years after a change of control of the Corporation or if the executive terminates his employment for good reason within such three-year period or voluntarily during the 30-day period following the first anniversary of the change of control, the executive is entitled to receive a lump sum severance payment equal to three times the sum of his highest target annual compensation during the three years immediately preceding the change in control, together with certain other payments and benefits, including continuation of employee welfare benefits. An additional payment is required to compensate the executive for excise taxes imposed with respect to payments or benefits received due to a change of control (and for any income taxes imposed with respect to such additional payment).

                             CERTAIN TRANSACTIONS

  In July 1993, Mr. Finn entered into an agreement with the Corporation in connection with his relocation to San Francisco pursuant to which the Corporation agreed to loan Mr. Finn $425,000 to assist him with the purchase of a home in the San Francisco Bay Area. The loan, which was made on March 4, 1994, is secured by a deed of trust on Mr. Finn's residence. The loan is interest-free and is being forgiven ratably over its three-year term provided that Mr. Finn remains an employee of the Corporation at each successive anniversary date of the loan. On each of March 4, 1995 and March 4, 1996, the principal amount of $142,000 was forgiven and the current balance of the loan is $141,000. Also, the loan will be forgiven in full if he dies or becomes permanently disabled, if he terminates his employment for good reason (as defined in the agreement), or if the Corporation terminates his employment other than for cause (as defined in the agreement). In addition, if Mr. Finn dies or becomes permanently disabled during the term of the loan, the Corporation has agreed to reimburse him or his estate for taxes paid by him or his estate as a result of the forgiveness of the loan. If, during the term of the loan, Mr. Finn voluntarily terminates his employment with the Corporation (other than for good reason) or the Corporation terminates his employment for cause, the principal amount of the loan then outstanding plus interest at 12% per annum from the date of such termination will become due.

  In August 1995, Mr. Cusack entered into an agreement with the Corporation in connection with his relocation to Los Angeles pursuant to which the Corporation agreed to loan Mr. Cusack $425,000 to assist him with the purchase of a home in the Southern California area. The loan, which was made on August 15, 1995, is secured by a deed of trust on Mr. Cusack's residence. The full $425,000 in principal remains outstanding. The loan is interest-free and will be forgiven ratably over its five-year term provided that Mr. Cusack remains an employee of the Corporation at each successive anniversary date of the loan. Further, the loan will be forgiven in full if he dies or becomes permanently disabled, if he terminates his employment for good reason (as defined in the agreement), if the Corporation terminates his employment other than for cause (as defined in the agreement) or if, at the Corporation's request, he sells his home in the Southern California area and relocates in connection with his continued employment by the Corporation. If Mr. Cusack dies or becomes permanently disabled during the term of the loan, the Corporation has agreed to reimburse him or his estate for taxes paid by him or his estate as a result of the forgiveness of the loan. If, during the term of the loan, Mr. Cusack voluntarily terminates his employment with the Corporation (other than for good reason) or the Corporation terminates his employment for cause, the principal amount of the loan then outstanding plus interest at 12% per annum from the date of such termination will become due.

  In 1995, the Corporation and its subsidiaries obtained legal services from the law firm of Pillsbury Madison & Sutro, of which Ms. Rembe is a member, on terms which the Corporation believes were as favorable as would have been obtained from unaffiliated third parties. It is anticipated that such law firm will perform additional legal services for the Corporation and its subsidiaries in 1996.

                            PRINCIPAL STOCKHOLDERS

  Oppenheimer Group, Inc., Oppenheimer Tower, World Financial Center, New York, New York 10281, has filed a statement on Schedule 13G with the Securities and Exchange Commission in which it reported owning, as of December 31, 1995, 9,835,448 shares, or 14.39%, of the Corporation's outstanding common stock. Oppenheimer Group, Inc. reported that it had shared voting power and shared dispositive power with respect to all 9,835,448 shares.

  The Corporation does not know of any other person who is the beneficial owner of more than 5% of the Corporation's outstanding common stock.

                                 OTHER MATTERS

  Management does not know of any matters to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. However, as to any other matters which may properly come before the Annual Meeting, it is intended that proxies, in the form enclosed, will be voted in accordance with the judgment of the designated proxy holders.

                 STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

  Any stockholder proposal intended to be presented at the 1997 Annual Meeting of Stockholders of the Corporation must be received by the Corporation no later than November 18, 1996, for inclusion in the Corporation's Proxy Statement and form of proxy relating to such meeting.

San Francisco, California
March 18, 1996

P R O X Y
                   THIS PROXY IS BEING SOLICITED ON BEHALF OF
                         THE BOARD OF DIRECTORS OF THE
                                  CORPORATION

  The undersigned hereby appoints Shirley H.               TRANSAMERICA
Buccieri, Edgar H. Grubb or Frank C. Herringer,            CORPORATION
each with power of substitution, as proxies of
the undersigned, to attend the Annual Meeting of
Stockholders of Transamerica Corporation, to be
held at the Giannini Auditorium, Concourse Level,
Bank of America Center, 555 California Street,
San Francisco, California on April 25, 1996 at
11:00 A.M., and any adjournment thereof, and to
vote the number of shares the undersigned would            ANNUAL
be entitled to vote if personally present in the           MEETING OF
manner indicated on this form and in their                 STOCKHOLDERS
discretion on any other matter which may
properly come before the Meeting.                          APRIL 25, 1996





                                                  [TRANSAMERICA LOGO]

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS CARD OR ATTEND THE MEETING AND VOTE IN PERSON.

                                                                    SEE REVERSE
                                                                        SIDE

[x] Please mark your votes as in this example.                            4896
                                                                          ----

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, WILL BE VOTED FOR PROPOSALS 1 AND 2 AND AGAINST PROPOSAL 3.
--------------------------------------------------------------------------------
   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2 AND AGAINST
                                  PROPOSAL 3.
--------------------------------------------------------------------------------

1. Election of Directors
   FOR [_]   WITHHELD [_]  Nominees:
                              S.L. Ginn
                              F.C. Herringer
                              C.R. Schwab

For, except vote withheld from the following Nominee(s):

--------------------------------------------------------

2. Election of Ernst & Young LLP, Certified Public Accountants, as independent auditors.

   FOR [_]   AGAINST [_]   ABSTAIN [_]


3. Stockholder proposal on redemption, or submission to a stockholder vote, of the Stock Purchase Rights Plan adopted in 1986.

   FOR [_]   AGAINST [_]   ABSTAIN [_]


                                          Please sign exactly as name(s) appear
                                          hereon. Joint owners should each
                                          sign. When signing as attorney,
                                          executor, administrator, trustee or
                                          guardian, please give full title as
                                          such.

                                          -------------------------------------

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                                          SIGNATURE(S)                     DATE